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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-179874-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 25, 2013

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 2, 2012)

€

SIMON PROPERTY GROUP, L.P.

      % Notes due 2020

        We are offering for sale a new series of our senior notes consisting of €            aggregate principal amount of       % notes due 2020. We will pay interest on the notes on                        of each year, commencing                        , 2014.

        Unless earlier redeemed, the notes will mature on                        , 2020. We may redeem the notes prior to maturity in whole or in part at the redemption prices described in this prospectus supplement under "Description of Notes—Optional Redemption." If the notes are redeemed on or after                        , 20    , the redemption price will not include the Make-Whole Amount (defined herein).

        The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

        We intend to apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

        You should read carefully this prospectus supplement and accompanying prospectus before you invest.

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-4 of this prospectus supplement and on page 7 of our most recent Annual Report on Form 10-K.

	Public Offering Price(1)		Underwriting Discount		Proceeds before Expenses
Per note		%		%		%
Total	€		€		€

(1)
Plus accrued interest from October     , 2013 if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form through Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about October     , 2013.

Joint Book-Running Managers

Barclays		J.P. Morgan
BNP PARIBAS	Credit Suisse	Deutsche Bank
Goldman Sachs International	Mitsubishi UFJ Securities	The Royal Bank of Scotland

The date of this prospectus supplement is September     , 2013.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the Securities and Exchange Commission (the "SEC"). We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any such free writing prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about the notes in two separate documents that offer varying levels of detail:

  •
  The accompanying prospectus, which provides general information, some of which may not apply to this offering; and

  •
  This prospectus supplement, which provides a summary of the terms of this offering of notes.

        Generally, when we refer to "this prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        The notes are being offered only in jurisdictions where offers and sales of the notes are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. See "Underwriting (Conflicts of Interest)." Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any notes offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Application will be made to have the notes listed on the New York Stock Exchange. Currently, there is no public market for the notes.

        References in this prospectus supplement to "$," "U.S. $," "dollars" and "U.S. dollars" are to the currency of the United States of America; and references to "€" and "euro" are to the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union, as amended from time to time.

        IN CONNECTION WITH THE ISSUE OF THE NOTES, BARCLAYS BANK PLC (IN THIS CAPACITY, THE "STABILIZING MANAGER") (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

        ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

ii

SUMMARY

        The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents we refer to, or incorporate by reference, herein and therein. In this prospectus supplement, the "Operating Partnership" and the terms "we," "us" and "our" refer to Simon Property Group, L.P. and its subsidiaries, unless the context specifies or contemplates otherwise, and "Simon Property" refers specifically to Simon Property Group, Inc.

Simon Property Group, L.P.

        Simon Property Group, L.P. owns, develops and manages retail real estate properties, which consist primarily of malls, Premium Outlets®, The Mills® and community/lifestyle centers. Our sole general partner, Simon Property, is a self-administered and self-managed real estate investment trust, or REIT, for United States federal income tax purposes.

        Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. For more information, please see the section entitled "Who We Are" in this prospectus supplement.

The Offering

        The following is a brief summary of the principal terms of the notes. A more detailed description is contained in this prospectus supplement under the section "Description of Notes."

Issuer	Simon Property Group, L.P.
Notes Offered	€ aggregate principal amount of % notes due 2020.
Maturity Date	Unless earlier redeemed, the notes will mature on , 2020.
Optional Redemption
We may redeem some or all of the notes at any time and from time to time at the redemption prices described under "Description of Notes—Optional Redemption." If the notes are redeemed on or after , 20 , the redemption price will not include the Make-Whole Amount (defined herein).
Interest Payment Dates	of each year, beginning , 2014.
Currency of Payment
All payments of principal of, and premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, will be made in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See "Description of Notes—Issuance in Euro."
Denomination	We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See "Description of Notes."
Assuming we had completed the offering of the notes on June 30, 2013, the notes would have been effectively subordinated to:
• $8.0 billion (unaudited) of total consolidated mortgage debt to the extent of the assets securing the same; and
• $325.0 million (unaudited) in total unsecured debt of our subsidiaries to the extent of their assets.
Use of Proceeds
We intend to use the net proceeds of this offering to repay a portion of the euro-denominated borrowings under our $4.0 billion outstanding credit facility and for general corporate purposes. See "Use of Proceeds" in this prospectus supplement.
Conflicts of Interest
Certain of the underwriters and affiliates of certain of the underwriters are lenders under our $4.0 billion unsecured credit facility. Upon our application of the net proceeds from this offering to repay borrowings under the credit facility, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds of this offering. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."
Covenants
The indenture contains various covenants applicable to the notes, including covenants with respect to limitations on the incurrence of debt. These covenants are subject to a number of important qualifications and exceptions. Covenants that apply to prior issuances of debt securities under the indenture will also apply to these notes as long as any of those prior debt securities remain outstanding. See "Description of Notes—Covenants" and Exhibit A.
Additional Amounts
Subject to certain exceptions and limitations set forth herein, we will pay additional amounts on the notes as are necessary in order that the net payment by us of the principal of, and premium, if any, and interest on, the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, duty, assessment or governmental charge of whatever nature imposed or levied by the United States or any taxing authority thereof or therein will not be less than the amount provided in the notes to be then due and payable. See "Description of Notes—Payment of Additional Amounts."
Redemption for Tax Reasons
We may redeem all, but not less than all, of the notes in the event of certain changes in the tax law of the United States (or any taxing authority thereof or therein) which would obligate us to pay additional amounts as described above. This redemption would be at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See "Description of Notes—Redemption for Tax Reasons."

Listing	We intend to apply to list the notes on the New York Stock Exchange.
Trustee	The Bank of New York Mellon Trust Company, N.A.
London Paying Agent	The Bank of New York Mellon, London Branch
Book-Entry
The notes will be issued in book-entry form and will be represented by global notes deposited with, or on behalf of, a common depositary on behalf of Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and registered in the name of the common depositary or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by Clearstream and Euroclear and their participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See "Description of Notes—Book-Entry Delivery and Settlement."
Risk Factors
See "Risk Factors" and the other information included in or incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to purchase the notes.
Governing Law	New York.

RISK FACTORS

        Your investment in the notes involves certain risks. In consultation with your own financial, tax, accounting and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus and in our most recent annual report which is incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to make an investment in the notes.

The notes are effectively subordinated to all our existing and future secured debt and the debt and any preferred equity of our subsidiaries.

        The notes are not secured by any of our assets and therefore are effectively subordinated to all our existing and future secured debt. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the notes.

        Because we operate a significant portion of our business through subsidiaries, we derive revenues from, and hold assets through, those subsidiaries. In general, these subsidiaries are separate and distinct legal entities. These subsidiaries will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, and any preferred equity holders of that subsidiary, in each case to the extent that we are not recognized as a creditor of such subsidiary. In addition, even where we are recognized as a creditor of a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

        At June 30, 2013, the total consolidated mortgage debt on our properties was approximately $8.0 billion (unaudited) and our subsidiaries had approximately $325.0 million (unaudited) in total unsecured debt.

The notes restrict, but do not eliminate, our ability to incur additional debt or take other action that could negatively impact holders of the notes.

        Subject to specified limitations in the indenture and as described under "Description of Notes—Covenants—Limitation on Debt," "Description of Notes—Covenants—Merger, Consolidation or Sale" and "Description of Notes—Covenants and Other Terms from Prior Issues," the indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of: a highly leveraged or similar transaction involving us or any of our affiliates; a change of control; or a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes. Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its qualification as a REIT, however, may prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control or a reorganization, restructuring or merger.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

        An investment in securities which are denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser primarily conducts its business or activities (in each case, the "home currency") entails significant risks not associated with securities denominated and payable in the home currency. Accordingly, an investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder's home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that such volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder's home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If, as permitted by the notes, we make payments in U.S. dollars when we are unable to obtain euro, you will be exposed to significant risks if your home currency is not U.S. dollars.

        If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. See "Description of Notes—Issuance in Euro." Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes. If your home currency is not U.S. dollars, any such payment will expose you to the significant risks described above under "—An investment in the notes by a purchaser whose home currency is not euro entails significant risks."

In a lawsuit for payment on the notes, a noteholder may bear currency exchange risk.

        The notes will be governed by, and construed in accordance with, the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

        In courts outside of New York, noteholders may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment.

The trading market for the notes may be limited.

        The notes are a new issue of securities for which no established trading market exists. Although we intend to apply to list the notes on the New York Stock Exchange, no assurance can be given that we will be able to list the notes. Even if the notes are listed, no assurance can be given that a trading market for the notes will develop or be maintained. If an active trading market does not develop for the notes, noteholders may not be able to resell them at all or at prices acceptable to them. Although the underwriters for this offering have advised us that they intend to make a market in the notes after completion of the offering, they are not obligated to do so and may discontinue market making at any time. The liquidity of any trading market for, and future trading prices of, the notes will depend on many factors, including, among other things, the number of holders of the notes, our operating results, cash flows, financial performance and prospects, prevailing interest rates, changes in our credit rating or outlook, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Therefore, no assurance can be given as to the liquidity of any trading market for the notes.

Noteholders are exposed to the consequences of denomination of a minimum specified denomination plus a higher integral multiple.

        The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As is the case with any issue of notes that have a denomination consisting of a minimum specified denomination plus a higher integral multiple of another smaller amount, it is possible that the notes may be traded in amounts in excess of €100,000 (or its equivalent) that are not integral multiples of €100,000 (or its equivalent). In such a case a noteholder who, as a result of trading such amounts, holds a principal amount of less than the minimum specified denomination may not receive a definitive note in respect of such holding (should definitive notes be printed) and would need to purchase a principal amount of notes such that its holding amounts to the minimum specified denomination.

WHO WE ARE

        We own, develop and manage retail real estate properties, which consist primarily of malls, Premium Outlets®, The Mills® and community/lifestyle centers. We are a majority-owned operating partnership subsidiary of Simon Property, which has elected to be treated as a REIT for United States federal income tax purposes.

        As of June 30, 2013, we owned or held an interest in 313 income-producing properties in the United States, which consisted of 159 malls, 65 Premium Outlet centers, 64 community/lifestyle centers, 13 Mills, and 12 other shopping centers or outlet centers in 38 states and Puerto Rico. As of June 30, 2013, we had ownership interests in nine Premium Outlets in Japan, two Premium Outlets in South Korea, one Premium Outlet in Mexico, and one Premium Outlet in Malaysia. Additionally, as of June 30, 2013, we owned a 28.9% equity stake in Klépierre SA, a publicly traded, Paris-based real estate company, which owns, or has an interest in, more than 260 shopping centers located in 13 countries in Europe.

        We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet address is www.simon.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

        If you want to find more information about us and Simon Property, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in the accompanying prospectus.

CURRENCY CONVERSION

        Principal, premium, if any, and interest payments in respect of the notes will be payable in euro. If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. See "Description of Notes—Issuance in Euro." Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture governing the notes.

        Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes that may have important economic and tax consequences to them. See "Risk Factors." You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

        On September 20, 2013, the euro/U.S. $ rate of exchange was €1.00/U.S. $1.3524.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the notes, after deducting the underwriting discount and expenses payable by us, of approximately €            , or $            , based on the euro/U.S. $ rate of exchange as of September     , 2013. We intend to use the net proceeds of this offering to repay a portion of the euro-denominated borrowings under our $4.0 billion unsecured credit facility and for general corporate purposes.

        As of August 31, 2013, we had approximately €900 million, or $1.2 billion, based on the euro/U.S. rate of exchange as of September 20, 2013, outstanding euro-denominated borrowings under our $4.0 billion credit facility. The credit facility has a base interest rate of EUR LIBOR plus 95 basis points and matures on October 30, 2015 (which may be extended for one year at our option subject to our continued compliance with covenants thereunder). On August 31, 2013, the annualized rate of interest on the credit facility was 1.0390% based on the applicable EUR LIBOR period.

        Certain of the underwriters and affiliates of certain of the underwriters are lenders under our $4.0 billion unsecured credit facility. Upon our application of the net proceeds from this offering to repay borrowings under the credit facility, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds of this offering. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Six Months ended June 30,		Year ended December 31,
2013	2012	2012	2011	2010	2009	2008
2.28x	2.85x	2.50x	2.11x	1.56x	1.45x	1.67x

        For purposes of calculating the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (a) pre-tax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, reduced by (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

        There are generally no restrictions on our ability to receive distributions from our joint ventures where no preference in favor of the other owners of the joint venture exists.

DESCRIPTION OF NOTES

        The notes are a new series of debt securities to be issued under an indenture dated as of November 26, 1996, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee (the "Trustee"), and to be supplemented as of October     , 2013 (the "Indenture"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the Indenture and the Trust Indenture Act below. The following summary of specified provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the notes. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. Copies of the Indenture are available from us upon request.

        The notes initially will be limited to an aggregate principal amount of €            . See "—Further Issuances" below.

        The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to the claims of mortgage lenders holding secured indebtedness, as to the specific property securing each lender's mortgage, and to claims of creditors and future holders of preferred equity, if any, of our subsidiaries to the extent of the assets of those subsidiaries. As of June 30, 2013, the total consolidated mortgage debt on our properties was approximately $8.0 billion (unaudited) and our subsidiaries had approximately $325.0 million (unaudited) in total unsecured debt. Subject to specified limitations in the Indenture and as described below under "—Covenants," the Indenture permits us and our subsidiaries to incur additional secured and unsecured indebtedness and to issue preferred equity. None of our partners has any obligation to pay any amounts due on the notes.

        The entire principal amount of the notes will mature and become payable, together with accrued and unpaid interest, on                  , 2020 (the "Maturity Date") unless redeemed earlier as described below under "—Optional Redemption" and "—Redemption for Tax Reasons." The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

        Except as described below under "—Covenants—Limitation on Debt," "—Covenants—Merger, Consolidation or Sale" and "—Covenants and Other Terms from Prior Issues," the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving us or any of our affiliates;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes.

        Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its qualification as a REIT, however, may prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control or a reorganization, restructuring or merger.

Principal and Interest

        The notes will bear interest at      % per year from October     , 2013 or from the immediately preceding interest payment date to which interest has been paid. Interest is payable annually in arrears on                , commencing                , 2014 (each, an "Interest Payment Date"). Interest on an Interest Payment Date will be paid to the persons, or "holders," in whose names the notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the notes will be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention.

        The principal of each note payable at maturity or earlier redemption will be paid against presentation and surrender of the office or agency maintained for such purpose in London, initially the corporate trust office of the London Paying Agent, located at One Canada Square, London E14 3AL, United Kingdom, in euro.

        If any Interest Payment Date, Maturity Date or earlier date of redemption falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, that Maturity Date or that date of redemption, as the case may be. For purposes of the notes, "Business Day" means any day other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance in Euro

        Initial holders will be required to pay for the notes in euro, and principal, premium, if any, and interest payments in respect of the notes will be payable in euro.

        If euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the London Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

        "Market Exchange Rate" means the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Further Issuances

        We may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, to the extent applicable, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series of debt securities with the related previously outstanding notes of the related series; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a "qualified reopening" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder.

Optional Redemption

        We may redeem the notes at our option at any time, in whole or from time to time in part, at a redemption price (the "Redemption Price") equal to the sum of:

  •
  the principal amount of the notes being redeemed plus accrued interest on such notes to the redemption date; and

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  the Make-Whole Amount, as defined below, if any, with respect to such notes.

        If the notes are redeemed on or after                  , 20    , the Redemption Price will not include the Make-Whole Amount.

        Notwithstanding the foregoing, installments of interest on notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the holders thereof as of the close of business on the relevant record date.

        If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption, the notes called for redemption will cease to bear interest on the redemption date and the holders of those notes from and after the redemption date will be entitled to receive only the payment of the Redemption Price upon surrender of the notes in accordance with the notice.

        We will give notice of any optional redemption to holders of notes, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

        If we choose to redeem less than all of the notes, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the redemption date, the notes to be redeemed in whole or in part.

        As used in this prospectus supplement:

        "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of the notes, the excess, if any, of:

  •
  the aggregate present value as of the date of redemption or accelerated payment of each euro of principal being redeemed and the amount of interest, excluding interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each euro if the redemption or accelerated payment had not been made (determined by discounting, on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)), the principal and interest at the Reinvestment Rate, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment), over

  •
  the aggregate principal amount of the notes being redeemed.

        "Reinvestment Rate" means the Comparable Government Bond Rate plus      %.

        "Comparable Government Bond Rate" means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption or the date of accelerated payment, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

        "Comparable Government Bond" means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe security whose maturity is closest to the maturity of the notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

        The notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the date fixed for redemption. See "—Redemption for Tax Reasons."

Payment of Additional Amounts

        All payments in respect of the notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a holder who is not a United States person (as defined below) such additional amounts on the notes as are necessary in order that the net payment by us or a paying agent of the principal of, and premium, if any, and interest on, the notes to such holder, after such withholding or deduction will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)   to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency;

            (b)   having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

            (c)   being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

            (d)   being or having been a "10-percent shareholder" of Simon Property as defined in section 871(h)(3) of the Code or any successor provision; or

            (e)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)   to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)   to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

          (5)   to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)   to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

          (7)   to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

          (8)   to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

          (9)   to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (10) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act) or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

          (11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "—Payment of Additional Amounts," we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        As used under this heading "—Payment of Additional Amounts" and under the heading "—Redemption for Tax Reasons", the term "United States" means the United States of America

(including the states and the District of Columbia and any political subdivision thereof), and the term "United States person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for Unites States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "—Payment of Additional Amounts" with respect to the notes, then we may at any time at our option, having given not less than 30 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the notes at a redemption price equal to 100% of their principal amount of the notes, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

No Guarantee by Predecessor Operating Partnership

        The Indenture indicates that a predecessor operating partnership subsidiary of Simon Property that had the same name as us would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants and Other Terms From Prior Issues

        The Indenture contains various covenants, provisions for modification and events of default that are contained in the base indenture and supplemental indentures dated prior to June 7, 2005 (the "prior supplemental indentures") as they may be modified or amended hereafter. These provisions include debt limitations that apply on an incurrence basis as opposed to the debt limitations described in the next section of this prospectus supplement. The covenants and other provisions of the prior supplemental indentures are described in Exhibit A and will apply to the notes for as long as any debt securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

        In addition to the covenants from certain prior issues of debt securities that will apply to the notes as long as such prior issues are outstanding, the following covenants and related definitions will apply to the notes:

        Limitation on Debt.    As of each Reporting Date, our Debt will not exceed 65% of Total Assets.

        Limitation on Secured Debt.    As of each Reporting Date, our Secured Debt will not exceed 50% of our Total Assets.

        Fixed Charge Coverage Ratio.    For the four consecutive quarters ending on each Reporting Date, our ratio of Annualized EBITDA (as defined below) to Annualized Interest Expense (as defined below) will be at least 1.50 to 1.00.

        Maintenance of Total Unencumbered Assets.    As of each Reporting Date, our Unencumbered Assets will not be less than 125% of our outstanding Unsecured Debt.

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the Securities (as defined under the Indenture) and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary (as defined below) as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the Trustee.

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent permitted under the Exchange Act, we will file with the SEC the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates

(the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Section 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

  •
  transmit copies of the Financial Information by mail to all holders of Securities (as their names and addresses appear in the security register) without cost to the holders, and

  •
  file copies of the Financial Information with the Trustee.

        If we are not permitted to file these documents with the SEC under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request.

        Definitions.    As used in this "Description of Notes," the following defined terms have the meanings indicated:

        "Annualized EBITDA" means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership's Pro Rata Share of earnings before interest, taxes, depreciation and amortization ("EBITDA"), with other adjustments as are necessary to exclude the effect of all realized or unrealized gains and losses related to hedging obligations, items classified as extraordinary items and impairment charges in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any EBITDA related to any assets acquired or placed in service since the first day of such four-quarter period had been earned, on an annualized basis, from the beginning of such period, and (ii) any assets disposed of during such four-quarter period had been disposed of as of the first day of such period and no EBITDA related to such assets had been earned during such period.

        "Annualized Interest Expense" means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership's Pro Rata Share of interest expense, with other adjustments as are necessary to exclude the effect of items classified as extraordinary items, in accordance with generally accepted accounting principles, reduced by amortization of debt issuance costs and adjusted to reflect the assumption that (i) any interest expense related to indebtedness incurred since the first day of such four-quarter period is computed as if such indebtedness had been incurred as of the beginning of such period, and (ii) any interest expense related to indebtedness that was repaid or retired since the first day of such four-quarter period is computed as if such indebtedness had been repaid or retired as of the beginning of such period (except that, in making such computation, the amount of interest expense related to indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period).

        "Capitalization Rate" means 7.00%.

        "Capitalized Value" means, as of any date, Annualized EBITDA divided by the Capitalization Rate.

        "Debt" means the Operating Partnership's Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership's balance sheet as a capitalized lease, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Operating Partnership's or Subsidiary's allocable portion of such obligation based on its ownership interest in the related real estate assets); and provided, further, that Debt excludes Intercompany Debt.

        "Intercompany Debt" means Debt to which the only parties are the Operating Partnership, Simon Property and any of our and Simon Property's Subsidiaries or affiliates, but only so long as that Debt is held solely by any of the Operating Partnership, Simon Property and any Subsidiary or affiliate and, provided that, in the case of Debt owed by the Operating Partnership to any Subsidiary or affiliate, the Debt is subordinated in right of payment to the holders of the notes.

        "Pro Rata Share" means any applicable figure or measure of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership's or its Subsidiaries' allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures.

        "Reporting Date" means March 31, June 30, September 30 and December 31 of each year.

        "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

        "Stabilized Asset" means (i) with respect to an acquisition of an asset, such asset becomes stabilized when the Operating Partnership or its Subsidiaries or an unconsolidated joint venture in which the Operating Partnership or any Subsidiary has an interest has owned the asset as of at least six Reporting Dates, and (ii) with respect to a new construction or development asset, such asset becomes stabilized four Reporting Dates after the earlier of (a) six (6) Reporting Dates after substantial completion of construction or development or (b) the first Reporting Date on which the asset is at least 90% leased.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Total Assets" means, as of any Reporting Date, the sum of (i) for Stabilized Assets, Capitalized Value; (ii) for all other assets of the Operating Partnership and its Subsidiaries, the Operating Partnership's Pro Rata Share of undepreciated book value as determined in accordance with generally accepted accounting principles; and (iii) the Operating Partnership's Pro Rata Share of cash and cash equivalents.

        "Unencumbered Annualized EBITDA" means Annualized EBITDA less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Assets" as of any Reporting Date means our Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA.

        "Unsecured Debt" means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

        Compliance with the covenants described in this prospectus supplement and with respect to the notes generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Security affected thereby:

  •
  change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any Security (as defined in the Indenture);

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption or acceleration of the Security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Security;

  •
  change the place of payment or the coin or currency for payment of principal or premium, if any, or interest on any Security;

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Security;

  •
  reduce the above-stated percentage in principal amount of Outstanding Securities, the consent of whose holders is necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected Outstanding Security.

        Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holder of Outstanding Securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the Indenture;

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  to add to our covenants for the benefit of the holders of any series of Securities or to surrender any right or power conferred upon us in the Indenture;

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  to add Events of Default for the benefit of the holders of any series of Securities;

  •
  to add or change any provisions of the Indenture to facilitate the issuance of or to liberalize certain terms of Securities in bearer form, or to permit or facilitate the issuance of Securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of Securities of any series in any material respect;

  •
  to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the Outstanding Securities are not entitled to the benefit of that provision;

  •
  to secure the Securities;

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  to establish the form or terms of the Securities of any series;

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  to provide for the acceptance of appointment under the Indenture by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

  •
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of Securities of any series in any material respect; or

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Securities, provided that the action will not adversely affect the interests of the holders of the Securities of any series in any material respect.

        The Indenture provides that in determining whether the holders of the requisite principal amount of a series of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such note of the amount determined as provided in (1) above) of that Security, (3) the principal amount of an Indexed Security (as defined in the Indenture) that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) Securities owned by the Operating Partnership or any other obligor upon the Securities or any Subsidiary or affiliate of the Operating Partnership or of such other obligor shall be disregarded.

        The Indenture contains provisions of convening meetings of the holders of Securities of a series issuable, in whole or in part, as bearer securities. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the Outstanding Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of holders of Securities of any series duly held in accordance with the Indenture will be binding on all holders of Securities of that series whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the Outstanding Securities of such series will constitute a quorum.

        Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Securities affected thereby, or the holders of that series and any other series:

  •
  there will be no minimum quorum requirement for the meeting; and

  •
  the principal amount of the Outstanding Securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Events of Default, Notice and Waiver

        The term "Event of Default," when used in this prospectus supplement with respect to the notes, means any one of the following events:

          (1)   default in the payment of any interest on the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2)   default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by acceleration, notice of redemption or otherwise;

          (3)   default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of Securities issued under the Indenture) and continuance of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (4)   a default in the payment of an aggregate principal amount exceeding $50 million of any of our recourse indebtedness (however evidenced) or any recourse indebtedness of any Subsidiary which we have guaranteed or for which we are responsible or liable after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture; or

          (5)   specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties.

        If an Event of Default under the Indenture with respect to the outstanding notes occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us and to the Trustee, if given by the holders; provided, that in the case of an Event of Default as described in (5) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

  •
  we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

  •
  all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        The holders of a majority in principal amount of the notes may waive any past default with respect to the notes and its consequences, except a default:

  •
  in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note; or

  •
  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each note.

        The Trustee will be required to give notice to the holders of the notes within 90 days of the occurrence of a default with respect to the notes under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (3) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

        The Indenture provides that no holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the respective due date thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes then outstanding under the Indenture, unless such holders have offered to the Trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

        For additional Events of Default and notice provisions that apply to the notes as long as there are outstanding debt securities issued under the prior supplemental indentures, see Exhibit A.

Discharge, Defeasance and Covenant Defeasance

        We are permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes in respect of principal, and premium, if any, and interest to the date of the deposit, if such notes have become due and payable, or to the Maturity Date or redemption date, as the case may be.

        The Indenture also provides that we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of such notes and to hold moneys for payment in trust ("defeasance"); or

  •
  to be released from our obligations with respect to the notes and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to such notes ("covenant defeasance");

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in U.S. dollars at stated maturity, or Government Obligations, or both, applicable to such notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium, if any, and interest on such notes on the scheduled due dates therefor.

        A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service ("IRS") or a change in applicable United States federal income tax law occurring after the date of the Indenture.

        "Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

          (2)   obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt; provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

        If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (3) under "Events of Default, Notice and Waiver" with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, the amount in U.S. dollars, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

Governing Law

        The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.

Book-Entry Delivery and Settlement

        We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Clearance and Settlement

        The notes will be issued in the form of one or more global notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

        Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

        Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of notes in definitive form. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the notes represented by the global notes under the Indenture and the global notes. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Clearstream

        Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

        Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. /N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

        So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended, or the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system's rules and procedures.

        Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

        We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

        Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

        Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

        Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

        Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

          (1)   the common depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 calendar days;

          (2)   we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes; or

          (3)   there has occurred and is continuing an Event of Default with respect to the notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

        Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the London Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes, provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

        The paying agent for the notes will initially be The Bank of New York Mellon, London Branch (the "London Paying Agent").

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summarizes certain material United States federal income tax consequences expected to result from the purchase at the issue price (the first price at which a substantial amount of notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), ownership and disposition of notes by holders acquiring notes at original issue for cash.

        This discussion is based on:

  •
  the Code;

  •
  current, temporary and proposed Treasury regulations promulgated under the Code;

  •
  the legislative history of the Code;

  •
  current administrative interpretations and practices of the IRS; and

  •
  court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the notes.

        The tax treatment of a holder of notes may vary depending upon a holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the notes, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, expatriates and persons holding notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

        YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, including for this purpose an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial holders of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner (other than a partnership) of notes that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

        Interest.    Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder's regular method of tax accounting.

        U.S. Holders that use the cash receipts and disbursements method of accounting for tax purposes must recognize income equal to the U.S. dollar value of the euro received as a payment of interest (which includes proceeds in euro from a sale, exchange, or other disposition of the notes to the extent attributable to accrued interest), determined by translating the euro amount into U.S. dollars at the spot rate in effect on the date of receipt, regardless of whether the euro received is actually converted into U.S. dollars. U.S. Holders that use an accrual method of accounting for tax purposes may determine the amount of income recognized with respect to the euro received on each interest payment date by using one of two methods. Under the first method, the amount of income accrued is determined by translating the euro amount into U.S. dollars at the average exchange rate in effect during the accrual period (or, if the accrual period spans two taxable years, at the exchange rate for the partial period within the taxable year). Alternatively, such U.S. Holders may elect to determine the amount of income accrued on the basis of the spot rate in effect on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that straddles the U.S. Holder's taxable year) (and may use the spot rate on the date the interest payment is received if that date is within five days of the end of the accrual period). U.S. Holders that make this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. Accrual method U.S. Holders will recognize foreign currency gain or loss on the receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a note) if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss generally will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes. A U.S. Holder will have a tax basis in euro received as interest equal to the U.S. dollar value of such euro.

        Sale, Exchange, Redemption or Retirement of the Notes.    Upon the disposition of a note by sale, exchange, redemption or retirement, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts attributable to accrued interest, which amounts would be treated as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder based on the spot exchange rate on the settlement date of the initial purchase, decreased by the amount of any payments (other than payments of qualified stated interest) on the note (converted using the same exchange rate).

        A U.S. Holder that uses the cash receipts and disbursements method of accounting determines the amount realized in U.S. dollars by using the relevant spot exchange rate on the settlement date of the disposition of a note, provided that the notes are traded on an established securities market. A U.S. Holder that uses an accrual method of accounting may elect such treatment for all purchases and sales for foreign currency of stock or securities traded on an established securities market (which election cannot be changed without the consent of the IRS). Absent such an election, the amount realized by an accrual method U.S. Holder in U.S. dollars is the U.S. dollar value of the euro received, determined at the spot rate on the trade date of the sale, exchange or retirement of the note. A U.S. Holder's adjusted tax basis in a note generally will be the U.S. dollar value of the euro purchase price on the settlement date of the purchase. Gain or loss realized upon the taxable disposition of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and such income or loss will not be treated as interest income or expense. Payments received on a disposition that are attributable to accrued stated interest will be treated in accordance with the foreign currency exchange gain and loss rules applicable to payments of stated interest (and described above). Furthermore, the gain or loss of a U.S. Holder attributable to fluctuations in currency exchange rates will be the difference between (i) the U.S. dollar value of the U.S. Holder's purchase price for the note, determined using the spot rate on the date the note is disposed of (or the settlement date, if the notes are traded on an established securities market and the U.S. Holder is either a cash basis taxpayer or an electing accrual basis taxpayer), and (ii) the U.S. dollar value of the purchase price for the note, determined using the spot rate on the date the U.S. Holder acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the disposition of the note.

        Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of a note (except gain or loss attributable to foreign currency gains or losses) generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In the case of a non-corporate U.S. Holder, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

        A U.S. Holder that purchases notes with previously owned euro will generally recognize gain or loss equal to the difference, if any, between such U.S. Holder's basis in the euro and the U.S. dollar fair market value of the notes on the date of purchase. A U.S. Holder will have a tax basis in euro received on the sale, exchange or retirement of a note equal to the U.S. dollar value of such euro, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of euro will be ordinary income or loss.

        Additional Payments.    In certain circumstances, the notes provide for the payment of certain amounts in excess of the accrued interest and principal. Because of this, the notes could be subject to rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a debt instrument is not a contingent payment debt instrument merely because of contingencies that, in the aggregate, as of the issue date, are "remote" or are considered to be "incidental." We intend to take the position that, for purposes of the Contingent Payment Regulations, the prospective payment of such additional amounts is a "remote" and/or "incidental" contingency, and this discussion assumes that our position will be respected. Our determination that these contingencies are remote and/or incidental will be binding on a holder unless such holder explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS successfully challenged this position, the tax consequences of holding and disposing of a note would differ from the consequences described herein.

        Satisfaction and Discharge.    Were we to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance," such discharge under current law would generally be deemed to constitute a taxable exchange of the outstanding notes for other property—namely, the funds deposited with the Trustee. In such case, a U.S. Holder generally would be required to recognize income and capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Sale, Exchange, Redemption or Retirement of the Notes." In addition, after such deemed exchange, a U.S. Holder also may be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. While we will not discharge the indenture without an opinion of counsel that such effects would not occur, such an opinion would not be binding on the IRS.

U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Medicare Tax on Net Investment Income.    For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their interest income and net gains from the disposition of notes, and potentially foreign currency gains. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

        Backup Withholding and Information Reporting.    A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and backup withholding at the then applicable rate (currently 28%) with respect to payments of interest on, and gross proceeds from a sale, exchange, redemption, retirement or other disposition of, a note (including a redemption or a discharge, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance"), and any payments with respect to the property or rights to the property deemed to have been received as described above under "—Satisfaction and Discharge." These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor;

  •
  furnishes an incorrect TIN;

  •
  is notified it is subject to backup withholding because such holder previously failed to properly report interest or dividends;

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding; or

  •
  otherwise fails to comply with applicable requirements of the backup withholding rules.

        A U.S. Holder of a note that does not provide his, her or its correct TIN may be subject to penalties imposed by the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption. U.S. Holders that are not corporations or tax-exempt organizations generally will be subject to information reporting requirements.

        Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is timely provided to the IRS.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner and that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be "Non-U.S. Holders" for purposes of the U.S. federal income tax discussion, but not for the purpose of the U.S. federal estate tax discussion, and vice versa. For purposes of the discussion below, interest and any gain on the sale, exchange, redemption, retirement or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

        As described in "U.S. Holders—Additional Payments," this discussion assumes that the notes will not be subject to the Contingent Payment Regulations.

        Stated Interest.    Subject to the discussions of backup withholding and "FATCA Legislation" below, generally, interest (including additional interest, if any) paid to a Non-U.S. Holder of a note will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exception if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code;

  •
  is not a bank described in Section 881(c)(3)(A) of the Code; and

  •
  certifies, under penalties of perjury, on a properly executed Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a United States person and provides such holder's name and address.

        The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding.

        Unless an applicable treaty otherwise provides, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. rates rather than the 30% gross rate. In addition, in the case of a Non-U.S. Holder that is a corporation, any effectively connected earnings and profits may be subject to a 30% branch profits tax, unless an applicable treaty otherwise provides.

        To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8ECI (in the case of U.S. trade or business income not exempt under a treaty) or Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder that is claiming the benefits of a treaty will be required to obtain and to provide a TIN unless the notes are actively traded property under applicable Treasury regulations. If the notes are actively traded, in certain circumstances the Non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

        Sale, Exchange, Redemption or Retirement of notes.    Except as described below and subject to the discussions concerning backup withholding and "FATCA Legislation," any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or retirement of a note (including a redemption or a discharge, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance") generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is U.S. trade or business income, in which case the Non-U.S. Holder generally will be taxed as discussed above under "—Stated Interest"; or

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

        Payments received on a disposition that are attributable to accrued stated interest will be treated in accordance with the rules applicable to payments of stated interest (and described above).

        Satisfaction and Discharge.    As described above under "U.S. Holders—Satisfaction and Discharge," a Non-U.S. Holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

        Federal Estate Tax.    Any notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income.

        Information Reporting and Backup Withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a discharge, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance") of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a discharge, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance") of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a U.S. person or has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition (including a redemption or a discharge, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance") of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property or rights to the property deemed to have been received, as described above under "Description of Notes—Discharge, Defeasance and Covenant Defeasance," may be subject to information reporting and possible backup withholding, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and the payor does not have actual knowledge, or reason to know, that the

Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is timely provided to the IRS.

        All certifications described above under the heading "—Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

FATCA Legislation

        Chapter 4 of the Code ("FATCA") generally applies to payments made after June 30, 2014 (in the case of interest payments) and December 31, 2016 (in the case of disposition proceeds), with respect to debt issued by a U.S. person. These new withholding rules generally are only effective for notes issued or significantly modified on or after July 1, 2014. Were FATCA applicable to the notes, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a nonfinancial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (iii) the payee is otherwise exempt from, or deemed compliant with, the requirements of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA may apply to payments made after the deemed exchange discussed above under "—Satisfaction and Discharge." Withholding under FATCA may be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the notes.

        THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL INCOME, MEDICARE, ESTATE AND GIFT TAX LAWS OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

STATE AND LOCAL TAX CONSIDERATIONS

        In addition to the United States federal income tax consequences described in "Material United States Federal Income Tax Considerations," you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. You should consult your tax advisor with respect to the various state and local tax consequences of an investment in the notes.

EU SAVINGS DIRECTIVE

        Under EC Council Directive 2003/48/EC on the taxation of savings income (the "Directive"), each member state of the European Union (a "Member State") is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) made by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State or certain limited types of entity established in that other Member State. However, for a transitional period, Luxembourg and Austria may instead apply (unless during such period they elect otherwise) a withholding system in relation to such payments deducting tax at a rate of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non EU countries to the exchange of information relating to such payments. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favour of automatic exchange under the Directive.

        A number of non EU countries and certain dependent or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to, or collected by such a person for, an individual resident or certain limited types of entity established in a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

        The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

PROPOSED FINANCIAL TRANSACTIONS TAX

        The European Commission has published a proposal for a directive for a common financial transactions tax in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States").

        The proposed financial transactions tax ("FTT") has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of the notes should, however, be exempt.

        Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT proposal remains subject to negotiation between the participating Member States, and is the subject of legal challenge and a non-binding adverse opinion expressed by the legal service of the Council of the European Union. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional Member States may decide to participate. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING (CONFLICTS OF INTEREST)

        Barclays Bank PLC and J.P. Morgan Securities plc are acting as representatives of each of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Barclays Bank PLC	€
J.P. Morgan Securities plc
BNP Paribas
Credit Suisse Securities (Europe) Limited
Deutsche Bank AG, London Branch
Goldman Sachs International
Mitsubishi UFJ Securities International plc
The Royal Bank of Scotland plc

Total	€

        The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters propose to offer the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the applicable public offering price less a concession not to exceed 0.        % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.        % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions for the notes.

        The following table shows the underwriting discount that we have agreed to provide to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per note	0.	%

        The expenses of this offering, not including the underwriting discount, are estimated at approximately $            and are payable by us.

New Issue of Notes

        The notes are a new issue of securities for which no established trading market exists. Although we intend to apply to list the notes on the New York Stock Exchange, no assurance can be given that we will be able to list the notes. Even if the notes are listed, no assurance can be given that a trading market for the notes will develop or be maintained. If an active trading market does not develop for the notes, noteholders may not be able to resell them at all or at prices acceptable to them. Although the underwriters for this offering have advised us that they intend to make a market in the notes after completion of the offering, they are not obligated to do so and may discontinue market making at any time. We cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Price Stabilization and Short Positions

        In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution of the notes has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of such notes while the offering of such notes is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Extended Closing

        We expect to deliver the notes against payment for the notes on or about October     , 2013, the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on or before                       , 2013 will be required to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

        The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have performed, and expect in the future to perform, investment banking and advisory services for which they have received, and may continue to receive, customary fees and expenses, and affiliates of the underwriters have performed, and expect in the future to perform, commercial lending services, for us and our affiliates from time to time.

        Certain of the underwriters and affiliates of certain of the underwriters are lenders under various financial arrangements extended to us or our affiliates, including our unsecured credit facilities.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        We intend to use at least part of the net proceeds of this offering to repay a portion of euro-denominated borrowings under our $4.0 billion outstanding credit facility. See "Use of Proceeds" in this prospectus supplement. Certain of the underwriters and affiliates of certain of the underwriters are lenders under our $4.0 billion unsecured credit facility. Upon our application of the net proceeds from this offering to repay borrowings under the credit facility, such underwriters or affiliates may individually receive an amount in excess of 5% of the net proceeds of this offering. Any such payment to an underwriter or its affiliate in excess of 5% of the net proceeds of this offering would constitute a "conflict of interest" under Rule 5121 of the Financial Industry Regulatory Authority (FINRA). Because the notes offered hereby are investment grade rated, no "qualified independent underwriter" is required to be appointed in connection with this offering. However, as required by FINRA Rule 5121, no sale of the notes offered hereby will be made by the affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

Notice to Prospective Investors in the European Economic Area

        This prospectus supplement and the accompanying prospectus are not prospectuses for purposes of the Prospectus Directive (2003/71/EC, as amended) (the "Prospectus Directive"). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes.

Notice to Prospective Investors in the United Kingdom

        The applicable provisions of the United Kingdom's Financial Services and Markets Act 2000 (the "FSMA") must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA), in connection with the issue or sale of the notes, has only been and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

        Without limitation to the other restrictions referred to herein, this prospectus supplement and any documents and/or materials relating to the notes are directed only at and distributed only to persons located or resident outside the United Kingdom or, if located or resident in the United Kingdom, to (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), (ii) high net worth companies, unincorporated associations and other persons falling within Article 49(2)(a) to (d) of the Order or (iii) any other persons to whom this prospectus supplement and such other documents or materials may otherwise lawfully be communicated in accordance with the Order. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (i) to (iii) above) should not rely or act upon this communication.

LEGAL MATTERS

        The validity of the notes has been passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana. Sidley Austin LLP, New York, New York and London, United Kingdom, will act as counsel to the underwriters in this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, L.P., included in its Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Simon Property Group, L.P.'s internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

EXHIBIT A

Covenants and Other Terms From Prior Issues

        The following covenants, related definitions, provisions for modification and Events of Default will apply to the notes for so long as any debt securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

        The Indenture, as supplemented, contains various covenants, including the following:

        Limitations on Incurrence of Debt.    We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and

  •
  any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Debt.

        In addition, we will not, and will not permit any Subsidiary to, incur any additional Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and

  •
  any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Secured Debt.

        In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

  •
  the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

  •
  any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and

  •
  in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

        For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

        Maintenance of Total Unencumbered Assets.    We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the trustee.

        Existence.    Except as described under "—Merger, Consolidation or Sale" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities.

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent permitted under the Exchange Act, we will file with the SEC the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

  •
  transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

  •
  file copies of the Financial Information with the trustee.

        If we are not permitted to file these documents with the SEC under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request and payment of the reasonable cost of duplication and delivery.

        Definitions.    As used in this "Description of Securities Being Offered" and in the Indenture:

        "Adjusted Total Assets" as of any date means the sum of:

          (1)   the amount determined by multiplying the sum of the shares of common stock of Old Simon Property issued in the IPO and the units of its operating partnership not held by Old Simon Property outstanding on the date of the IPO, by $22.25 (the "IPO Price"),

          (2)   the principal amount of the outstanding consolidated debt of Old Simon Property on the date of the IPO, less any portion applicable to minority interests,

          (3)   the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

          (4)   the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of Simon Property or Old Simon Property issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,

          (5)   the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and

          (6)   working capital of the Operating Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

        "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

        "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

        "Debt" means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures, whether or not contingent, in respect of:

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  borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;

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  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;

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  reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and

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  any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture's balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with another person our allocable portion based on our ownership interest in the related real estate assets).

        "DRC Merger" means the merger of Old Simon Property and DeBartolo Realty Corporation and related transactions consummated on July 9, 1996, pursuant to the Agreement and Plan of Merger between Old Simon Property and DeBartolo Realty Corporation.

        "GAAP" means generally accepted accounting principles, as in effect from time to time and as used in the United States applied on a consistent basis.

        "Intercompany Debt" means Debt to which the only parties are us, Simon Property and any of our and Simon Property's Subsidiaries, but only so long as that Debt is held solely by any of us, Simon Property and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the debt securities.

        "Interest Expense" includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

        "IPO" means the initial public offering of Old Simon Property.

        "Old Simon Property" means SPG Properties, Inc., a Maryland corporation, formerly known as "Simon Property Group, Inc.," which was merged with and into Simon Property effective July 1, 2001.

        "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

        "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

        "Unsecured Debt" means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

        Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

Events of Default, Notice and Waiver

        The term "Event of Default," when used with respect to a series of debt securities and the Indenture, means any one of the following events:

          (1)   default in the payment of any interest on the debt securities of that series when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2)   default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt security of that series when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

          (3)   default in making a required sinking fund payment on any debt security, if any;

          (4)   default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture) and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (5)   a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture;

          (6)   specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

          (7)   any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

        If an Event of Default under the Indenture with respect to the outstanding debt securities of any series at the time occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default as described in (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

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  we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities of that series, plus specified fees, expenses, disbursement and advances of the trustee; and

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  all Events of Default with respect to the debt securities of that series, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        The Trustee will be required to give notice to the holders of the debt securities of any series within 90 days of the occurrence of a default with respect to such series of debt securities under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities of such series, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (4) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

        The Indenture provides that no holder of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities of that series from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities of that series on the respective due date thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of debt securities of any series then outstanding under the Indenture, unless such holders have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

PROSPECTUS

SIMON PROPERTY GROUP, L.P.

Debt Securities

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration or continuous offering process. We may offer the non-convertible debt securities described in this prospectus in one or more offerings. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. We may offer the debt securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

        We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus, in other offering material related to the debt securities or may be set forth in one or more documents incorporated by reference in this prospectus.

        You should read carefully both this prospectus and any prospectus supplement or other offering material before you invest. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 2, 2012.

 ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us, our affiliates and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

 WHO WE ARE

        Simon Property Group, L.P. owns, develops and manages retail real estate properties, which consist primarily of regional malls, Premium Outlets®, The Mills® and community/lifestyle centers. We are a majority-owned operating partnership subsidiary of Simon Property Group, Inc. which has elected to be treated as a real estate investment trust, or REIT, for United States federal income tax purposes. Simon Property's common stock is listed on the New York Stock Exchange under the symbol "SPG."

        As of December 31, 2011, we owned or held an interest in 326 income-producing properties in the United States, which consisted of 151 regional malls, 58 Premium Outlets, 66 community/lifestyle centers, 36 properties in the Mills portfolio, and 15 other shopping centers or outlet centers in 41 states and Puerto Rico. Of the 36 properties in the Mills portfolio, 16 of these properties are The Mills, 16 are regional malls, and four are community centers. Internationally, as of December 31, 2011, we had an ownership interest in a joint venture which owned 45 shopping centers in Italy. On January 9, 2012, we sold our entire joint venture interest to our venture partner. Additionally, as of December 31, 2011, we had ownership interests in eight Premium Outlets in Japan, two Premium Outlets in South Korea, one Premium Outlet in Mexico, and one Premium Outlet in Malaysia.

        We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet website address is www.simon.com. The information in our website is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

        In this prospectus, the "Operating Partnership" and the terms "we," "us" and "our" refer to Simon Property Group, L.P. and its subsidiaries. "Simon Property" refers specifically to our sole general partner, Simon Property Group, Inc.

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering. Our general corporate purposes may include repaying debt, financing capital commitments and financing future acquisitions. If we decide to use the net proceeds from an offering in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

 DESCRIPTION OF SECURITIES BEING OFFERED

        The securities offered by this prospectus will be debt securities issued under an Indenture dated as of November 26, 1996 (the "Indenture"), among us, The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee, and a former affiliate, as guarantor. The former affiliate was subsequently merged into the Operating Partnership.

        As used in this prospectus, "debt securities" means the debt securities that we issue and that the trustee authenticates under the Indenture. Capitalized terms used but not defined under this prospectus have the meanings given to them in the Indenture.

        We have summarized material terms and provisions of the Indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture. We have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. We have included a copy of the Indenture as an exhibit to our registration statement relating to the debt securities. See "Where You Can Find More Information."

        The debt securities will be "investment grade" securities, meaning at the time of the offering of one or more series of debt securities, at least one nationally recognized statistical rating organization (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) has rated such series of debt securities in one of its generic rating categories that signifies investment grade. Typically the four highest rating categories of a rating agency, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity, and should be evaluated independently of any other rating.

        The debt securities will not be convertible into or exchangeable for any capital stock of Simon Property or any equity interest in us.

Terms of the Debt Securities

        The Indenture does not limit the amount of debt securities we may issue under it. We may issue debt securities from time to time, without limit as to aggregate principal amount and in one or more series. The terms of each series of debt securities will be established in a resolution of the board of directors of our general partner or in one or more supplemental indentures. Without the consent of the holders of the debt securities, we may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. (Section 301). The terms of the debt securities include those provisions contained in the Indenture, the supplemental indenture relating to a series of debt securities and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

        The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include:

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  the title of the debt securities;

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  the aggregate principal amount of the debt securities and whether there is any limit on the aggregate principal amount that we may subsequently issue;

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  the percentage of the principal amount at which the debt securities will be issued;

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  the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

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  the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

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  whether the debt securities will bear interest at a fixed or variable rate or not at all and, as applicable:

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  the interest rate or the manner in which the interest rate is determined,

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  the date or dates from which any interest will accrue, or the method for determining such date or dates,

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  the basis upon which interest shall be calculated if other than a 360-day year of twelve 30-day months,

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  the record dates and interest payment dates for the debt securities, or the method(s) of determining such dates, and

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  the first interest payment date.

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  the places where payments on the debt securities will be payable and where the debt securities may be surrendered for registration of transfer or exchange;

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  any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities, including any sinking fund requirements;

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  the redemption period or periods, redemption price or prices and the terms and conditions upon which the debt securities may be redeemed, if any;

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  whether the debt securities are denominated or payable in a foreign currency, units of two or more foreign currencies or a composite currency or currencies, and the related terms, conditions and consequences;

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  any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities;

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  whether the debt securities will be issued in certificated or book-entry form, and the identity of the depositary for debt securities issued in book-entry form;

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  whether the debt securities will be in registered or bearer form, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

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  the applicability, if any, of the defeasance and covenant defeasance options described under "—Discharge, Defeasance and Covenant Defeasance" and any modifications of these provisions;

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  whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and, if so, whether we have the option to redeem the affected debt securities rather than pay the additional amounts;

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  with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control),

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  the possible effects of such provisions on the market price of the debt securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with these provisions,

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  whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the debt securities may be effectively subordinated, and

    •
    the existence of any limitation on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

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  any other material terms of the debt securities.

        You should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to a series of debt securities will describe these considerations, if they apply.

        One or more series of debt securities may provide that if their maturity is accelerated, the amount due and payable will be less than their stated principal amount. These are referred to as "Original Issue Discount Securities". The prospectus supplement relating to any debt securities issued as Original Issue Discount Securities will describe, if material or applicable, the special U.S. Federal income tax consequences, accounting and other special considerations that you should consider before purchasing them.

Denominations, Interest, Registration and Transfer

        We will issue each series of debt securities in fully registered form without coupons and/or in bearer form with or without coupons, as described in the applicable prospectus supplement. The Indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

        Unless the applicable prospectus supplement states otherwise, debt securities issued in fully registered form will be issued in denominations of $1,000 and any integral multiple thereof and debt securities issued in bearer form will be issued in denominations of $5,000 and any integral multiple thereof. Debt securities in global form may be issued in any denomination. (Section 302).

        Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on any series of debt securities in registered form at the corporate trust office of the trustee, currently located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless the applicable prospectus supplement states otherwise, we will have the option to pay interest by check mailed to the person in whose name the debt securities are registered on the applicable record dates or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002). Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See "—Global Securities."

        You may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the applicable prospectus supplement. You may transfer debt securities in bearer form and the coupons, if any, by delivery. There will be no service charge for any transfer or exchange of debt securities, but we may require payment to cover any tax or other governmental charge related to the transfer or exchange. (Section 305).

        We are not required and the trustee is not required:

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  to issue or register the transfer or exchange of any debt security, or portion of a registered debt security, selected for redemption; or

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  to issue or register the transfer or exchange of any debt security for a period of 15 days prior to the selection of debt securities to be redeemed; or

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  to exchange any debt security issued in bearer form that has been selected for redemption, unless such debt security is being exchanged for a registered debt security of the same series and of like tenor, provided that the registered debt security is simultaneously surrendered for redemption; or

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  to issue or register the transfer or exchange of any debt security, in whole or in part, surrendered for repayment at the option of the holder. (Section 305).

Ranking

        The debt securities will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, and the debt securities will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender's mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. (Section 1602). Subject to specified limitations in the Indenture and as described below under "Covenants," the Indenture permits us to incur additional secured and unsecured indebtedness.

        Except as described below under "Covenants—Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of:

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  a highly leveraged or similar transaction involving us or any of our affiliates;

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  a change of control; or

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  a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities.

        Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

No Guarantee by Predecessor Operating Partnership

        The Indenture indicates that a predecessor operating partnership subsidiary of Simon Property that had the same name as us, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants

        The following covenants will apply to the debt securities unless they are amended or supplemented in the supplemental indenture relating to a particular series of debt securities:

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

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  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the trustee.

  (Section 801 and 803).

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities. (Section 1006).

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business. (Section 1007).

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us). (Section 1008).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1009).

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, and to the extent permitted under the Exchange Act, we will file with the SEC the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

  •
  transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

  •
  file copies of the Financial Information with the trustee.

        If we are not permitted to file these documents with the SEC under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request. (Section 1010).

        Waiver; Additional Covenants.    Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee, unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

        Any additional or different covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

        The covenants in the supplemental indentures for each series of debt securities issued on or after June 7, 2005 (the "Subsequent Debt Securities") include additional covenants than those described above. Nevertheless, the foregoing covenants and related provisions will apply to the Subsequent Debt Securities, and we expect to any future series of debt securities to which the same additional covenants apply, so long as any debt securities issued prior to June 7, 2005 remain outstanding or until the foregoing covenants for such series have been amended.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the debt security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt securities;

  •
  change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the debt securities;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity of any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture, for any waiver with respect to the debt securities, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected outstanding debt security. (Section 902).

        The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right to waive compliance by us with covenants relating to those debt securities in the Indenture. (Section 1013).

        Modifications and amendments of the Indenture may be permitted to be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the Indenture;

  •
  to add to our covenants for the benefit of the holders of any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

  •
  to add Events of Default for the benefit of the holders of any series of debt securities;

  •
  to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

  •
  to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the outstanding debt securities are not entitled to the benefit of that provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of the debt securities of any series;

  •
  to provide for the acceptance of appointment under the Indenture by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of debt securities of any series in any material respect; or

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901).

        The Indenture provides that in determining whether the holders of the requisite principal amount of a series of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those debt securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (1) above) of that debt security, (3) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) securities owned by the Operating Partnership or any other obligor upon the securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded. (Section 101).

        The Indenture contains provisions of convening meetings of the holders of debt securities of a series issuable, in whole or in part, as bearer securities. (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture. (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. (Section 1504).

        Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of that series and any other series:

  •
  there will be no minimum quorum requirement for the meeting; and

  •
  the principal amount of the outstanding debt securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

        (Section 1504).

Events of Default, Notice and Waiver

        Unless amended, modified or supplemented in the supplemental indenture relating to a particular series of debt securities, the term "Event of Default," when used in this prospectus and the Indenture means any one of the following events:

  (1)
  default in the payment of any interest upon the debt securities when the interest becomes due and payable, and continuance of the default for a period of 30 days;

  (2)
  default in the payment of the principal of, or premium, if any, on, any debt security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

  (3)
  default in making a required sinking fund payment, if any;

  (4)
  default in the performance of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued under the Indenture) and continuance of the default for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities, a written notice specifying the default and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

  (5)
  a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture;

  (6)
  specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

  (7)
  any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

        (Section 501).

        If an Event of Default under the Indenture with respect to the debt securities at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default described in clause (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

  •
  we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities, plus specified fees, expenses, disbursement and advances of the trustee; and

  •
  all Events of Default with respect to the debt securities, other than the non-payment of principal of, or Make-Whole Amount, if any, or interest on the debt securities which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        (Section 502).

        The holders of not less than a majority in principal amount of the debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal of, or premium, if any, or interest payable on any debt security of that series; or

  •
  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each debt security of the affected series.

        (Section 513).

        The trustee will be required to give notice to the holders of the debt securities within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities, if and so long as specified responsible officers of the trustee determine in good faith that the withholding of the notice is in the interest of the holders. (Section 601).

        The Indenture provides that no holder of debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the due date thereof. (Sections 507 and 508).

        Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of debt securities then outstanding under the Indenture, unless the holders have offered to the trustee reasonable security or indemnity. (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the trustee may take any other action it deems proper and not inconsistent with the direction given. (Section 512).

        Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof. (Section 1011).

        The events of default and related provisions that apply to each series of Subsequent Debt Securities are different than those described above. Nevertheless, the foregoing events of default and related provisions will apply to the Subsequent Debt Securities, and we expect to any future series of debt securities to which the above events of default apply, so long as any debt securities issued prior to June 7, 2005 remain outstanding or until the foregoing events of default and related provisions for such series have been amended.

Discharge, Defeasance and Covenant Defeasance

        We are permitted under the Indenture to discharge specific obligations to the holders of the debt securities that have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee, in trust, funds in the currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the debt securities have become due and payable, or to the stated Maturity Date or redemption date, as the case may be. (Section 401).

        The Indenture also provides that we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the debt securities other than the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust ("defeasance"); or

  •
  to be released from our obligations with respect to the debt securities and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the debt securities ("covenant defeasance");

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which the debt securities are payable at stated maturity, or Government Obligations, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the scheduled due dates therefor. (Sections 1402 and 1404). If either of these options are available to us with respect to a specific series of debt securities, we will indicate it in the prospectus supplement relating to that series of debt securities. Unless the prospectus supplement relating to that series of debt securities provides otherwise, the terms of the defeasance option and the covenant defeasance option will be as described in this section.

        A trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Section 1404).

        "Government Obligations" means securities that are:

  •
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of debt securities:

  •
  the holder of a debt security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

  •
  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into a currency, currency unit or composite currency in which that debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

        (Section 1405).

        "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        If we effect covenant defeasance with respect to any debt securities and these debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under "—Events of Default, Notice and Waiver" with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the debt securities as a result of the covenant defeasance, or described in clause (7) under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

        The applicable prospectus supplement may describe further the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the debt securities of a particular series.

Concerning the Trustee

        The Indenture provides that there may be more than one trustee with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will administer separate trusts under the Indenture, and, except as otherwise indicated by the Indenture, any action to be taken by a trustee with respect to one or more series of debt securities may be taken only by the trustee for that series. (Section 609).

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

Governing Law

        The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the debt securities will be as well.

 LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, the validity of each issue of the debt securities offered will be passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, L.P., included in its Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Simon Property Group, L.P.'s internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Pursuant to our partnership agreement and the charter and bylaws of Simon Property, we will indemnify any of our officers or directors who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was an officer or director to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward- looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties incidental to the ownership and operation of commercial real estate include, but are not limited to: national, international, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, maintenance of REIT status, the availability of financing, changes in market rates of interest, and exchange rates for foreign currencies. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" in our Annual Report on Form 10-K and other periodic reports, that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

 INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        Our Exchange Act filing number is 333-11491.

        The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2011 and any future filings we make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act (other than, in each case, documents and information deemed to have been furnished and not filed in accordance with SEC rules) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address: Simon Property Group, 225 West Washington Street, Indianapolis, Indiana 46204, Attention: Investor Relations (317) 685-7330.

€

SIMON PROPERTY GROUP, L.P.

        % Notes due 2020

PROSPECTUS SUPPLEMENT

September             , 2013

Barclays
J.P. Morgan
BNP PARIBAS
Credit Suisse
Deutsche Bank
Goldman Sachs International
Mitsubishi UFJ Securities
The Royal Bank of Scotland